Prospectus Supplement
to prospectus dated May 20, 2003

40,000,000 Shares

Common stock

This is an offering of common stock of Sirius Satellite Radio Inc. All 40,000,000 shares are being offered by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P., as the selling stockholders.

Our common stock is quoted on the Nasdaq National Market under the symbol “SIRI.” On September 15, 2005, the last reported sale price of our common stock on the Nasdaq National Market was $7.34 per share.

Investing in our securities involves risk, including the risks described in the documents incorporated by reference in this prospectus supplement. You should carefully consider the important risk factors set forth in the documents incorporated by reference in this prospectus supplement and in the accompanying prospectus before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved nor disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

JPMorgan has agreed to purchase the shares from the selling stockholders at a price of $7.046 per share, which will result in $281,840,000 of proceeds to the selling stockholders.

JPMorgan may offer the shares in transactions on the Nasdaq National Market, in the over-the-counter market or through negotiated transactions at market prices or negotiated prices.

JPMorgan expects to deliver the shares against payment in New York, New York on September 22, 2005.

JPMorgan

September 15, 2005

Table of contents
Prospectus supplement

Prospectus

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. We have not authorized anyone to provide you with information that is different. This prospectus supplement may only be used where it is legal to sell these securities. The information in this prospectus supplement may only be accurate on the date of this prospectus supplement.

About this prospectus supplement

This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a shelf registration process. Both this prospectus supplement and the accompanying prospectus include important information you should know before investing. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus, as well as the additional information described under “Incorporation by reference” and “Where you may find additional information about us” in this prospectus supplement.

To the extent any inconsistency or conflict exists between the information included in this prospectus supplement and the information included in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information in the accompanying prospectus.

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Offering summary

Shares offered by selling stockholders	40,000,000 shares

Use of proceeds	The selling stockholders will receive all of the net proceeds from the sale of shares in this offering.

Nasdaq National Market trading symbol	“SIRI”

About Sirius

We are a leading provider of satellite radio in the United States. We currently offer more than 120 channels—65 channels of commercial-free music and over 55 channels of sports, news, talk, entertainment, traffic and weather programming to subscribers throughout the continental United States. The core of our enterprise is programming, and we are committed to creating the most unique, compelling and comprehensive entertainment experience on radio. We expect to have 3 million subscribers on December 31, 2005. On September 15, 2005, we had 2,076,582 subscribers.

Our principal executive offices are located at 1221 Avenue of the Americas, 36th Floor, New York, New York 10020. Our telephone number is (212) 584-5100. We are a Delaware corporation. Our internet address is SIRIUS.com. The information contained on the website is not a part of this prospectus supplement and is not incorporated by reference herein.

Risk factors

For a discussion of certain risk factors that should be considered in connection with an investment in our common stock, see “Risk factors” in the accompanying prospectus, included in our registration statement on Form S-4 filed with the SEC on September 9, 2005, and in the other documents incorporated by reference in this prospectus supplement.

Use of proceeds

We will not receive any of the proceeds from the sale of shares by the selling stockholders. The selling stockholders will receive all of the net proceeds from the sale of the shares in this offering.

Selling stockholders

All of the shares covered by this prospectus supplement are being sold by Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, “Apollo”), as the selling stockholders. The total number of shares of common stock outstanding on August 1, 2005 was 1,327,949,058.

The following table sets forth information as of August 1, 2005, about the shares beneficially owned by Apollo that may be offered using this prospectus supplement.

	Beneficial ownership of shares of common stock prior to the offering	Shares of common stock offered hereby	Beneficial ownership of shares of common stock after the offering	Percent of shares of common stock owned after the offering

Apollo Investment Fund IV, L.P.	149,019,252	37,963,527	111,055,725	8.4%
Apollo Overseas Partners IV, L.P.	8,088,605	2,036,473	6,052,132	0.5%

Underwriting

The selling stockholders are offering the shares of common stock described in this prospectus supplement through J.P. Morgan Securities Inc. as underwriter. We and the selling stockholders have entered into an underwriting agreement with the underwriter. Subject to the terms and conditions of the underwriting agreement, the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase, all of the shares of common stock offered hereby.

The underwriter is committed to purchase all the shares offered by the selling stockholders if it purchases any shares.

The underwriter proposes to offer the shares from time to time for sale in one or more transactions in the Nasdaq National Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt and acceptance by it and subject to its right to reject any order in whole or in part. In connection with the sale of the shares offered hereby, the underwriter may be deemed to have received compensation in the form of underwriting discounts. The underwriter may effect such transactions by selling shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of shares for whom they may act as agents or to whom they may sell as principal. In addition, the underwriter may receive from purchasers of the shares normal brokerage commissions in amounts agreed with such purchasers.

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $75,000.

Each selling stockholder has agreed that it will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of the underwriter for a period of 30 days after the closing of this offering. Notwithstanding the foregoing, if (A) during the last 17 days of the 30-day restricted period, we issue an earnings release or material news or a material event relating to our company occurs, or (B) prior to the expiration of the 30-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 30-day period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

We and each of the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.

Our common stock is quoted on the Nasdaq National Market under the symbol “SIRI”.

In connection with this offering, the underwriter may engage in stabilizing transactions, which involves making bids for, purchasing and selling shares of common stock in the open market for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress. These stabilizing transactions may include making short sales of the common stock, which involves the sale by the underwriter of a greater number of shares of common stock than it is required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. The underwriter may close out any short position by purchasing shares in the open market. A short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriter creates a short position, it will purchase shares in the open market to cover the position.

The underwriter has advised us that, pursuant to Regulation M of the Securities Act of 1933, it may also engage in other activities that stabilize, maintain or otherwise affect the price of the common stock. These activities may have the effect of raising or maintaining the market price of the common stock or preventing or retarding a decline in the market price of the common stock, and, as a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If the underwriter commences these activities, it may discontinue them at any time. The underwriter may carry out these transactions on the Nasdaq National Market, in the over-the-counter market or otherwise.

We expect that delivery of the shares will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fourth business day following the date of pricing of the shares, or “T+4”. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares prior to the delivery of the shares hereunder will be required, by virtue of the fact that the shares initially will settle in T+4, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of shares who wish to trade the shares prior to their date of delivery hereunder should consult their own advisor.

The underwriter and its affiliates have provided in the past to us and our affiliates and may provide from time to time in the future certain commercial banking, financial advisory, investment banking and other services for us and such affiliates in the ordinary course of its business, for which it has received and may continue to receive customary fees and commissions. In addition, from time to time, the underwriter and its affiliates may effect transactions for its own account or the account of customers, and hold on behalf of itself or its customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

Legal matters

The validity of the common stock offered by this prospectus supplement have been passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York. Cravath, Swaine & Moore LLP, New York, New York has represented the underwriters.

Experts

Our audited consolidated financial statements as of December 31, 2004 and 2003 and for each of the three years in the period ended December 31, 2004 and for the years then ended appearing in our 2004 Annual Report on Form 10-K (including the schedule appearing therein) and management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 incorporated by reference therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, incorporated by reference therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Incorporation by reference

The SEC allows us to “incorporate by reference” in this prospectus supplement other information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus supplement incorporates important business and financial information about us that is not included in or delivered with this prospectus supplement. The information we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

1.	Our Annual Report on Form 10-K for the year ended December 31, 2004.
2.	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.
3.	Our Current Reports on Form 8-K dated August 8, 2005 and August 9, 2005.
4.	The section entitled “Risk factors” in our Registration Statement on Form S-4 filed with the SEC on September 9, 2005.
5.	The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act.

We have filed each of these documents with the SEC and they are available from the SEC's internet site and public reference rooms described under “Where you may find additional information about us.” You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary
Sirius Satellite Radio Inc.
1221 Avenue of the Americas, 36th floor
New York, New York 10020
(212) 584-5100

You should rely only on the information incorporated by reference or provided in this prospectus supplement. We have not authorized anyone else to provide you with different information.

Where you may find additional information about us

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549 or at its regional offices. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's internet site at http://www.sec.gov.

PROSPECTUS

SIRIUS SATELLITE RADIO INC. 429,881,643 Shares of Common Stock

This prospectus relates to 429,881,643 shares of our common stock, par value $0.001, which is comprised of:

•	163,609,837 shares of our common stock issued in a private offering in connection with our recent restructuring to Atlas Global Growth Fund, Clarington Global Equity Fund, Security Benefit Life Global Series Fund, Security Benefit Life Worldwide Equity Series D/VA, CUNA Global Series Fund/VA, JNL/Oppenheimer Global Growth Series VA, Oppenheimer Global Fund, Oppenheimer Global Securities Fund/VA and Oppenheimer Global Growth & Income Fund (collectively, “Oppenheimer”);

•	117,569,352 shares of common stock, including 24,060,271 shares of our common stock issued in a private offering, 39,927,796 shares of our common stock issued as part of the exchange of our convertible preferred stock, and 52,581,285 shares of our common stock issued in a registered exchange offer for our debt securities, to Apollo Investment Fund IV, L.P. and Apollo Overseas Partners IV, L.P. (collectively, “Apollo”) in connection with our recent restructuring, and 1,000,000 shares of our common stock acquired in open market transactions by Apollo;

•	61,125,340 shares of common stock, including 24,060,271 shares of our common stock issued in a private offering and 37,065,069 shares of our common stock issued as part of the exchange of our convertible preferred stock, both in connection with our recent restructuring, to Blackstone CCC Capital Partners L.P., Blackstone Family Investment Partnership III L.P., LJH Partners, L.P., Robert C. Fanch Revocable Trust and BCI Investments II, L.L.C. (collectively, “Blackstone”); and

•	87,577,114 shares of our common stock issuable upon the exercise of our Series A Warrants and Series B Warrants.

All of the common stock offered hereby may be sold from time to time by and for the account of the selling securityholders named in this prospectus or in any supplement to this prospectus.

The methods of sale of common stock offered hereby are described under the heading “Plan of Distribution.” We will receive none of the proceeds from such sales.

The selling securityholders and any broker-dealers that participate in the distribution of the common stock offered hereby may be deemed to be “underwriters” within the meaning of the Securities Act of 1933. As a result, any commission or profit on the resale of shares received by such broker-dealers may be deemed to be underwriting commissions and discounts under the Securities Act. Upon being notified by the selling securityholders that any material arrangement has been entered into with a broker or dealer for the sales through a secondary distribution, or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, disclosing among other things the names of such brokers and dealers, the number of shares involved, the price at which such shares are being sold and the commissions paid or the discounts or concessions allowed to such broker-dealers.

Our common stock is listed on the Nasdaq National Market under the symbol “SIRI.” The closing bid price of our common stock on May 16, 2003 was $1.37 per share.

Investing in our securities involves risk, including the risks described in the documents incorporated by reference in this prospectus. You should carefully consider the important risk factors set forth in the documents incorporated by reference in this prospectus and in the accompanying prospectus supplement, if any, before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved nor disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not offer to sell nor does it solicit to buy any securities in any jurisdiction where it is unlawful.

May 20, 2003

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

Special note regarding forward-looking statements

The following cautionary statements identify important factors that could cause our actual results to differ materially from those projected in the forward-looking statements made in this prospectus. Any statements about our beliefs, plans, objectives, expectations, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimated,” “intends,” “plans,” “projection,” and “outlook.” Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus. Among the significant factors that could cause our actual results to differ materially from those expressed in the forward-looking statements are:

•	our need for substantial additional financing by early 2004, even following our recently completed recapitalization;

•	our competitive position, as XM Satellite Radio, the other satellite radio service provider in the United States, began offering its service before us, has substantially more subscribers than us and may have certain competitive advantages;

•	our dependence upon third parties to manufacture, distribute, market and sell SIRIUS radios and components for those radios;

•	the unproven market for our service; and

•	the useful life of our satellites, which have experienced circuit failures on their solar arrays and may not be covered by insurance. The circuit failures our satellites have experienced to date are not expected to limit the power of our broadcast signal, reduce the expected useful life of our satellites or otherwise affect our operations.

These and other factors are discussed in the risk factors set forth in the documents incorporated by reference in this prospectus.

Because the risk factors referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any of these forward-looking statements. In addition, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement or statements to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise or to assess with any precision the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

About Sirius

From our three orbiting satellites, we directly broadcast more than 100 channels, which we call 'streams', of digital-quality audio throughout the continental United States for a monthly subscription fee of $12.95. We deliver 60 streams of 100% commercial-free music in virtually every genre, and over 40 streams of news, sports, weather, talk, comedy, public radio and children's programming. Our broad and deep range of music as well as our news, sports and entertainment programming is not available on conventional radio in any market in the United States. We hold one of only two licenses issued by the Federal Communications Commission (the “FCC”) to operate a national satellite radio system.

On February 14, 2002, we launched our service in select markets and on July 1, 2002, we launched our service nationwide. Our primary source of revenues is subscription and activation fees. In addition, we derive revenues from selling limited advertising on our non-music streams.

We have agreements with Ford Motor Company, DaimlerChrysler Corporation, BMW of North America, LLC, Nissan North America, Inc. and Volkswagen of America, Inc. that contemplate the manufacture and sale of vehicles that include SIRIUS radios. These alliances cover all major brands and affiliates of these automakers, including Ford, Lincoln, Mercury, Jaguar, Land Rover, Chrysler, Mercedes, BMW, MINI, Jaguar, Mazda, Dodge, Jeep, Volvo, Nissan, Infiniti, Volkswagen, Audi and Freightliner and Sterling heavy trucks. Ford, DaimlerChrysler, BMW, Nissan and Volkswagen are not required to manufacture or sell vehicles that include SIRIUS radios pursuant to these agreements.

In the autosound aftermarket, SIRIUS radios are available for sale at various national and regional retailers, such as Best Buy, Circuit City, Ultimate Electronics, Tweeter Home Entertainment Group, Crutchfield and Good Guys. On December 31, 2002, SIRIUS radios were available at approximately 5,500 retail locations.

From time to time, we will seek to raise additional capital through the issuance of securities in public and private markets.

Risk factors

Investing in our securities involves risk, including the risks described in the documents incorporated by reference in this prospectus and in the accompanying prospectus supplement, if any. You should carefully consider the risk factors before investing in our securities. These risk factors are set forth in our Annual Report on Form 10-K for the year ended December 31, 2002, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, our Current Reports on Form 8-K dated March 31, 2003 and May 14, 2003, and in filings made by us with the Securities and Exchange Commission after the date of this prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934.

Use of proceeds

We will not receive any of the proceeds from the sale of the shares offered by the selling securityholders under this prospectus.

Description of capital stock and warrants

Our certificate of incorporation provides for authorized capital of 2,550,000,000 shares, consisting of 2,500,000,000 shares of common stock, par value $0.001 per share, and 50,000,000 shares of preferred stock, par value $0.001 per share.

Common Stock

As of March 26, 2003, we had 911,666,616 shares of common stock outstanding beneficially held by approximately 75,000 persons, and had reserved for issuance 252,821,439 shares of common stock with respect to incentive stock plans and outstanding common stock purchase warrants.

Holders of our common stock are entitled to cast one vote for each share held of record on all matters acted upon at any stockholder's meeting and to receive dividends if, as and when declared by our board of directors out of funds legally available therefor. There are no cumulative voting rights. If there is any liquidation, dissolution or winding-up of our company, each holder of our common stock will be entitled to participate, taking into account the rights of any outstanding preferred stock, ratably in all of our assets remaining after payment of liabilities. Holders of our common stock have no preemptive or conversion rights. All outstanding shares of our common stock, including shares of common stock issued upon the exercise of the common stock warrants, will be fully paid and non-assessable.

Our common stock is quoted on the Nasdaq National Market under the symbol “SIRI.”

If the minimum bid price of our common stock closes below $1.00 per share for 30 or more consecutive trading days and we are unable to cure such defect within a 90 day cure period, Nasdaq may delist our common stock from the Nasdaq National Market. On March 20, 2003, Nasdaq informed us that the minimum bid price of our common stock had closed below $1.00 for more than 30 consecutive trading days and that we had until September 16, 2003 to cure the defect. If our common stock fails to close above $1.00 for ten consecutive days prior to September 16, 2003, we have the right to request a hearing prior to delisting by Nasdaq. Such delisting will have an adverse impact on the liquidity of our common stock and, as a result, the market price of our common stock may become more volatile.

Preferred Stock

Our board of directors is authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of our preferred stock, in one or more series. Each such series of preferred stock will have such number of shares, designations, preferences, powers, qualifications and special or relative rights or privileges as will be determined by our board of directors, which may include, among others, dividend rights, voting rights, redemption and sinking fund provisions, liquidation preferences, conversion rights and preemptive rights. The rights of the holders of our common stock will be subject to the rights of holders of any preferred stock issued in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of our outstanding voting stock.

In connection with our recent restructuring, all of our outstanding preferred stock was retired and cancelled.

Preferred Stock Purchase Rights

On October 22, 1997, our board of directors adopted a stockholders rights plan and, in connection with the adoption of this plan, declared a dividend distribution of one “Right” for each outstanding share of common stock to stockholders of record at the close of business on November 3, 1997 (the “Rights Record Date”). Except as described below, each Right entitles the registered holder of the Right to purchase from us one-hundredth of a share of Series B Preferred Stock, par value $0.001 per share (the “Series B Shares”), at a purchase price of $115.00 (the “Purchase Price”), which may be adjusted. The Purchase Price shall be paid in cash. The description and terms of the Rights are set forth in a Rights Agreement, dated October 22, 1997, by and between us and The Bank of New York (the successor to Continental Stock Transfer & Trust Company), as rights agent, and in amendments to the Rights Agreement dated October 13, 1998, November 13, 1998, December 22, 1998, June 11, 1999, September 29, 1999, December 23, 1999, January 28, 2000, August 7, 2000, January 8, 2002, October 22, 2002, March 6, 2003 and March 31, 2003.

On March 6, 2003, we amended the Rights Agreement to (1) render the Rights Agreement inapplicable to the issuance of common stock to Lehman Commercial Paper Inc. in the restructuring transactions and to permit Lehman to acquire up to an additional 1% of the outstanding shares of common stock, without Lehman becoming an “Acquiring Person” within the meaning of the Rights Agreement and (2) permit each of OppenheimerFunds, Inc., Apollo Management, L.P., The Blackstone Group L.P. and their respective affiliates and affiliated investment funds to acquire up to 25% of the outstanding shares of common stock, without becoming “Acquiring Persons” within the meaning of the Rights Agreement.

Initially, no separate Right certificates were distributed and the Rights were evidenced, with respect to any shares of common stock outstanding on the Rights Record Date, by the certificates representing the shares of common stock. Until the Rights Separation Date (as defined below), the Rights will be transferred with, and only with, certificates for shares of common stock. Until the earlier of the Rights Separation Date and the redemption or expiration of the Rights, new certificates for shares of common stock issued after the Rights Record Date will contain a notation incorporating the Rights Agreement by reference. The Rights are not exercisable until the earlier to occur of (1) 10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding shares of common stock (except by reason of (a) exercise by this person of stock options granted to this person by us under any of our stock option or similar plans (b) the exercise of conversion rights contained in specified classes of Preferred Stock, or (c) the exercise of warrants owned on the date of the Rights Agreement (which include warrants to acquire 1,740,000 shares of common stock issued to an affiliate of Everest Capital Fund, Ltd.) or (2) 15 business days following the commencement of a tender offer or exchange offer by any person (other than Sirius, any subsidiary of Sirius or any employee benefit plan of Sirius) if, upon the completion of this tender offer or exchange offer, this person or group would be the beneficial owner of 15% or more of the outstanding shares of common stock (the earlier of these dates being called the “Rights Separation Date”), and will expire on August 1, 2003, unless earlier redeemed by us as described below. As soon as practicable following the Rights Separation Date, separate certificates evidencing the Rights will be mailed to holders of record of the shares of common stock as of the close of business on the Rights Separation Date and, thereafter, the separate Rights certificates alone will evidence the Rights. A holder of 15% or more of the common stock as of the date of the Rights Agreement will be excluded from the definition of “Acquiring Person” unless the holder increases the aggregate percentage of its and its affiliates' beneficial ownership interest in us by an additional 1%.

If, at any time following the Rights Separation Date, (1) we are the surviving corporation in a merger with an Acquiring Person and our shares of common stock are not changed or exchanged, (2) a person (other than Sirius, any subsidiary of Sirius or any employee benefit plan of Sirius), together with its Affiliates and Associates (as defined in the Rights Agreement), becomes an Acquiring Person (in any manner, except by (a) the exercise of stock options granted under our existing and future stock option plans, (b) the exercise of conversion rights contained in specified preferred stock issues, (c) the exercise of warrants specified in the Rights Agreement or (d) a tender offer for any and all outstanding shares of common stock made as provided by applicable laws, which remains open for at least 40 Business Days (as defined in the Rights Agreement) and into which holders of 80% or more of our outstanding shares of common stock tender their shares), (3) an Acquiring Person engages in one or more “self-dealing” transactions as described in the Rights Agreement or (4) during the time when there is an Acquiring Person, an event occurs (e.g., a reverse stock split), that results in the Acquiring Person's ownership interest being increased by more than one percent, the Rights Agreement provides that proper provision shall be made so that each holder of a Right will thereafter be entitled to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock (or, in some circumstances, cash, property or other securities of ours) having a value equal to two times the exercise price of the Right.

If, at any time following the first date of public announcement by us or an Acquiring Person indicating that this Acquiring Person has become an Acquiring Person (the “Shares Acquisition Date”), (1) we consolidate or merge with another person and we are not the surviving corporation, (2) we consolidate or merge with another person and are the surviving corporation, but in the transaction our shares of common stock are changed or exchanged or (3) 50% or more of our assets or earning power is sold or transferred, the Rights Agreement provides that proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise of the Right at the then current exercise price of the Right, shares of common stock of the acquiring company having a value equal to two times the exercise price of the Right.

Our board of directors may, at its option, at any time after the right of the board to redeem the Rights has expired or terminated (with some exceptions), exchange all or part of the then outstanding and exercisable Rights (other than those held by the Acquiring Person and Affiliates and Associates of the Acquiring Person) for shares of common stock at a ratio of one share of common stock per Right, as adjusted; provided, however, that the Right cannot be exercised once a person, together with the person's Affiliates and Associates, becomes the beneficial owner of 50% or more of the shares of common stock then outstanding. If our board of directors authorizes this exchange, the Rights will immediately cease to be exercisable.

Notwithstanding any of the foregoing, following the occurrence of any of the events described in the fourth and fifth paragraphs of this section, any Rights that are, or (under some circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person or Affiliate or Associate of an Acquiring Person shall immediately become null and void. The Rights Agreement contains provisions intended to prevent the utilization of voting trusts or similar arrangements that could have the effect of rendering ineffective or circumventing the beneficial ownership rules described in the Rights Agreement.

The Purchase Price payable, and the number of Series B Shares or other securities or property issuable, upon exercise of the Rights may be adjusted from time to time to prevent dilution (1) in the event of a dividend of Series B Shares on, or a subdivision, combination or reclassification of, the Series B Shares, (2) upon the grant to holders of the Series B Shares of specific rights or warrants to subscribe for Series B Shares or securities convertible into Series B Shares at less than the current market price of the Series B Shares or (3) upon the distribution to holders of the Series B Shares of debt securities or assets (excluding regular quarterly cash dividends and dividends payable in Series B Shares) or of subscription rights or warrants (other than those referred to above).

At any time after the date of the Rights Agreement until ten business days (a period that can be extended) following the Shares Acquisition Date, the board of directors, with the concurrence of a majority of the independent directors (those members of our board who are not officers or employees of ours or of any subsidiary of ours and who are not Acquiring Persons or their Affiliates, Associates, nominees or representatives, and who either (1) were members of the board before the adoption of the Rights Plan or (2) were subsequently elected to our board and were recommended for election or approved by a majority of the independent directors then on our board), may redeem the Rights, in whole but not in part, at a price of $0.01 per Right, which may be adjusted. Thereafter, our board of directors may redeem the Rights only in specified circumstances including in connection with specific events not involving an Acquiring Person or an Affiliate or Associate of an Acquiring Person. In addition, our right of redemption may be reinstated if (1) an Acquiring Person reduces its beneficial ownership to 10% or less of the outstanding shares of common stock in a transaction or series of transactions not involving us and (2) there is at the time no other Acquiring Person. The Rights Agreement may also be amended, as described below, to extend the period of redemption.

Until a Right is exercised, the holder of the Right, as such, will have no rights as a stockholder, including the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to us, stockholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for shares of our common stock (or other consideration) or for shares of common stock of the Acquiring Person.

Other than those provisions relating to the principal economic terms of the Rights or imposing limitations on the right to amend the Rights Agreement, any of the provisions of the Rights Agreement may be amended by our board of directors with the concurrence of a majority of the independent directors or by special approval of our stockholders before the Rights Separation Date. Thereafter, the period during which the Rights may be redeemed may be extended (by action of our board of directors, with the concurrence of a majority of the independent directors or by special approval of our stockholders), and other provisions of the Rights Agreement may be amended by action of our board of directors with the concurrence of a majority of the independent directors or by special approval of our stockholders; provided, however, that (a) this amendment will not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person) and (b) no amendment shall be made at a time when the Rights are no longer redeemable (except for the possibility of the right of redemption being reinstated as described above).

Delaware Anti-Takeover Law and Provisions in Our Charter

Section 203 of the Delaware General Corporation Law (“Section 203”) generally provides that a stockholder acquiring more than 15% of the outstanding voting stock of a corporation subject to the statute (an “Interested Stockholder”) but less than 85% of this stock may not engage in some types of Business Combinations (as defined in Section 203) with the corporation for a period of three years after the time the stockholder became an Interested Stockholder. The prohibition of Section 203 does not apply under the following circumstances:

•	before the time of the acquisition, the corporation's board of directors approved either the Business Combination or the transaction in which the stockholder became an Interested Stockholder; or

•	the Business Combination is approved by the corporation's board of directors and authorized at a stockholders' meeting by a vote of at least two-thirds of the corporation's outstanding voting stock not owned by the Interested Stockholder.

In connection with the recapitalization, our board of directors approved the transactions and determined that Apollo, Blackstone, Lehman, Space Systems/Loral, Inc. and noteholders tendering their debt in the exchange offer should not constitute Interested Stockholders of the company within the meaning of Section 203 as a result of the recapitalization.

Under Section 203, these restrictions will not apply to specific Business Combinations proposed by an Interested Stockholder following the earlier of the announcement or notification of specific extraordinary transactions involving the corporation and a person who was not an Interested Stockholder during the previous three years, who became an Interested Stockholder with the approval of the corporation's board of directors or who became an Interested Stockholder at a time when the restrictions contained in Section 203 did not apply for reasons specified in Section 203. The above exception applies if the extraordinary transaction is approved or not opposed by a majority of the directors who were directors prior to the person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed those directors by a majority of those directors.

Section 203 defines the term “Business Combination” to encompass a wide variety of transactions with or caused by an Interested Stockholder. These include transactions in which the Interested Stockholder receives or could receive a benefit on other than a pro rata basis with other stockholders, transactions with the corporation which increase the proportionate interest in the corporation directly or indirectly owned by the Interested Stockholder or transactions in which the Interested Stockholder receives other benefits.

The provisions of Section 203, coupled with our board of directors' authority to issue preferred stock without further stockholder action, could delay or frustrate the removal of incumbent directors or a change in our control. The provisions could also discourage, impede or prevent a merger, tender offer or proxy contest, even if the event would be favorable to the interests of stockholders. Our stockholders, by adopting an amendment to our amended and restated certificate of incorporation, may elect not to be governed by Section 203 effective 12 months after the adoption. Neither our certificate of incorporation nor our by-laws exclude us from the restrictions imposed by Section 203.

The Unit Offering Warrants

On May 18, 1999, we issued units composed of our senior secured notes and warrants to purchase an aggregate of 2,190,000 shares of common stock at a price of $28.60 per share. These warrants were issued under a warrant agreement, dated as of May 15, 1999, between us, as issuer, and United States Trust Company of New York, as warrant agent. The number of shares of common stock to be issued under these warrants will be adjusted in some cases if we issue additional shares of common stock, options, warrants or convertible securities and in some other events. These warrants expire on May 15, 2009. In the event that we issue common stock in the restructuring at a price below the current market value per share as of the issue date, the number of shares of common stock issuable upon the exercise of these warrants and the exercise price will be adjusted. As of March 26, 2003, there were warrants outstanding to purchase 2,425,389 shares of common stock at a price of $24.92.

A shelf registration statement covering the issuance of the shares of common stock issuable upon the exercise of the unit offering warrants has been filed and declared effective. We have agreed to cause this shelf registration statement to remain effective until the earlier of (1) the time when all unit offering warrants have been exercised and (2) May 15, 2009.

The Ford Warrant

On October 7, 2002, we canceled an existing warrant previously issued to Ford and issued a new warrant to Ford which entitles Ford to purchase up to 4,000,000 shares of our common stock at a purchase price of $3.00 per share.

Ford's right to exercise this warrant vests:

•	with respect to 200,000 shares of our common stock, on the date the first Ford vehicle with a Sirius radio installed by Ford or one of its dealers (each, a “Ford Enabled Vehicle”) is activated by us for a bona fide customer;

•	with respect to 200,000 shares of our common stock, on the date the first Ford Enabled Vehicle that has a factory-installed Sirius radio is activated by us for a bona fide customer;

•	with respect to 200,000 shares of our common stock, on the date that Ford and us jointly launch a national advertising campaign promoting our satellite radio service in Ford vehicles;

•	with respect to 100,000 shares of our common stock, on each date that a Sirius radio is first available to be ordered by a bona fide customer as an original equipment option on a Ford vehicle line; provided that in no event will more than 1,400,000 shares of our common stock vest and become exercisable pursuant to this provision;

•	with respect to one share of our common stock, upon the manufacture by Ford of each of the first 375,000 Ford Enabled Vehicles;

•	with respect to 625,000 shares of our common stock, on the date that Ford has manufactured an aggregate of 375,000 Ford Enabled Vehicles;

•	with respect to 500,000 shares of our common stock, on the date that Ford has manufactured an aggregate of 750,000 Ford Enabled Vehicles; and

•	with respect to 500,000 shares of our common stock, on the date that Ford has manufactured an aggregate of 1,500,000 Ford Enabled Vehicles.

If Ford terminates the exclusivity provisions contained in our agreement, we may reduce by one-half the number of shares granted and the number of shares of our common stock that vest and become exercisable under this warrant.

The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the earlier of October 6, 2012 and the date of termination or expiration of the agreement, dated October 7, 2002, between us and Ford.

We are required to give Ford notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events.

The DaimlerChrysler Warrant

On October 25, 2002, we canceled an existing warrant previously issued to DaimlerChrysler and issued a new warrant to DaimlerChrysler which entitles DaimlerChrysler to purchase up to 4,000,000 shares of our common stock at a purchase price of $3.00 per share.

DaimlerChrysler's right to exercise this warrant vests:

•	with respect to 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured 250,000 new vehicles containing Sirius radios (“DaimlerChrysler Enabled Vehicles”);

•	with respect to an additional 500,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 800,000 DaimlerChrysler Enabled Vehicles;

•	with respect to an additional 500,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 1,600,000 DaimlerChrysler Enabled Vehicles;

•	with respect to an additional 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 2,400,000 DaimlerChrysler Enabled Vehicles; and

•	with respect to an additional 1,000,000 shares of common stock, on the date that DaimlerChrysler and its affiliates have manufactured an aggregate of 3,200,000 DaimlerChrysler Enabled Vehicles.

The number of shares of common stock to be issued under this warrant will be adjusted in some cases if we issue stock dividends, combine stock, reorganize or reclassify capital stock, merge, sell all of our assets and in some other events. This warrant will expire on the date of termination or expiration of the agreement, dated October 25, 2002, among us, DaimlerChrysler Corporation, Freightliner Corporation and Mercedes-Benz USA, Inc.

We are required to give DaimlerChrysler notice of adjustments in the number of shares issuable under this warrant and of extraordinary corporate events.

The Lehman Warrants

In connection with the Lehman senior term loans, we issued to Lehman warrants to purchase up to 2,100,000 shares of our common stock at a purchase price of $15.00 per share. All of these warrants have vested.

525,000 of these warrants expire on December 27, 2010, 1,050,000 of these warrants expire on March 7, 2011 and 525,000 warrants expire on April 4, 2011. The number of shares of common stock to be issued under these warrants and the exercise price of the warrants will be adjusted in some cases if we issue stock dividends, subdivide or combine stock, reorganize or reclassify capital stock, distribute cash dividends, issue common stock or other securities convertible into common stock (other than in a bona fide underwritten public offering) and in certain other events. We are also required to give Lehman notice of adjustments in the number of shares issuable under these warrants and of extraordinary corporate events.

The Series A Warrants and Series B Warrants

In connection with our recent recapitalization, we issued (i) to affiliates of Blackstone (a) Series A warrants to purchase up to 25,296,255 shares of our common stock at a purchase price of $1.04 per share and (b) Series B warrants to purchase up to 16,864,169 shares of our common stock at a purchase price of $0.92 per share and (ii) to affiliates of Apollo (a) Series A warrants to purchase up to 27,250,013 shares of our common stock at a purchase price of $1.04 per share and (b) Series B warrants to purchase up to 18,166,677 shares of our common stock at a purchase price of $0.92 per share.

All of these warrants are currently exercisable and expire on March 7, 2005. The number of shares of common stock to be issued under these warrants and the exercise price of the warrants will be adjusted in some cases if we issue stock dividends, subdivide or combine stock, reorganize or reclassify capital stock, distribute cash dividends, issue common stock or other securities convertible into common stock (other than in a bona fide underwritten public offering) and in certain other events. We are also required to give the warrantholders notice of adjustments in the number of shares issuable under these warrants and of extraordinary corporate events.

Selling securityholders

The shares of common stock or warrants exercisable for shares of common stock originally were issued by us in transactions exempt from the registration requirements of the Securities Act of 1933, except for 1,000,000 shares of our common stock acquired by Apollo in open market transactions and 52,581,285 shares of our common stock received by Apollo in exchange for our debt securities in our recent restructuring. The selling securityholders (references to which include, where applicable, their direct and indirect transferees, pledgees or donees or their successors) may from time to time offer and sell any or all of the shares of common stock pursuant to this prospectus.

The table below sets forth the name of each selling securityholder and the number of shares of common stock that may be offered by each selling securityholder under this prospectus. The information is based on information provided to us by or on behalf of the selling securityholders on or prior to May 6, 2003. The selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their shares of common stock since the date on which they provided this information in transactions exempt from the registration requirements of the Securities Act of 1933. Information about the selling securityholders may change from time to time. Any changed information will be set forth in prospectus supplements or post-effective amendments, as required.

Because the selling securityholders may offer all or some portion of the shares of common stock, we cannot estimate the number of shares of common stock that may be held by the selling securityholders upon the completion of any sales. See “Plan of Distribution.”

Name of Selling Securityholder	Beneficial Ownership of Shares of Common Stock Prior to the Offering	Beneficial Ownership of Warrants Prior to the Offering	Shares of Common Stock Offered Hereby(1)	Beneficial Ownership of Shares of Common Stock After the Offering(2)	Percent of Shares of Common Stock Owned after the Offering(3)

Apollo Investment Fund IV, L.P.	111,493,258	43,104,980	154,598,238	—	—
Apollo Overseas Partners IV, L.P.	6,076,094	2,311,710	8,387,804	—	—

Blackstone(4)	60,972,527	42,055,024	103,027,551	—	—
LJH Partners LP	61,125	42,160	103,285	—	—
Robert C. Fanch Revocable Trust	61,125	42,160	103,285	—	—
BCI Investments II LLC	30,563	21,080	51,643	—	—
Atlas Global Growth Fund	1,432,586	—	1,377,486	55,100	—
Clarington Global Equity Fund	1,744,551	—	1,700,451	44,100	—
Security Benefit Life Global Series Fund	1,186,296	—	1,146,796	39,500	—
Security Benefit Life Worldwide Equity Series D/VA	4,844,949	—	4,631,249	213,700	—
CUNA Global Series Fund/VA	155,766	—	151,066	4,700	—
JNL/Oppenheimer Global Growth Series VA	727,640	—	708,540	19,100	—
Oppenheimer Global Fund	102,852,610	—	99,350,110	3,502,500	—
TD Global Select Fund	5,111,062	—	5,111,062	—
Oppenheimer Global Securities Fund/VA	25,771,102	—	24,891,602	879,500	—
Oppenheimer Global Growth & Income Fund	76,116,475	—	24,541,475	51,575,000	5.7%

Totals	398,637,729	87,577,114	429,881,643	56,333,200

(1)	Assumes full exercise of each of the holder's Series A Warrants or Series B Warrants without limitation on exercise.

(2)	Assumes the sale of all shares of common stock that may be sold in the offering.

(3)	Calculated based on Rule 13d-3 of the Securities Exchange Act of 1934 using shares of common stock outstanding as of May 6, 2003. In calculating this amount, we treated the

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87,577,114 shares of common stock underlying the Series A Warrants and Series B Warrants as outstanding since the warrants are currently exerciseable.

(4)	103,027,551 shares of the shares of common stock are held collectively by Blackstone CCC Capital Partners L.P., Blackstone CCC Offshore Capital Partners L.P. and Blackstone Family Investment Partnership III L.P. (collectively, “Blackstone”). Blackstone Management Associates III L.L.C. (“BMA”) is the general partner of each of such entities, and as such may be deemed to share beneficial ownership of the shares owned by Blackstone. BMA disclaims beneficial ownership of such shares. BMA's business address is 345 Park Avenue, 31st Floor, New York, New York 10154. Messrs. Peter G. Peterson and Stephen A. Schwarzman are the founding members of BMA and as such may be deemed to share beneficial ownership of the shares owned by Blackstone. Each of such persons disclaims beneficial ownership of such shares.

Plan of distribution

We have been advised that the distribution of the common stock by the selling securityholders may be effected from time to time in one or more transactions (which may involve block transactions): (1) on the Nasdaq National Market or such other national security exchange on which our common stock are listed, in transactions that may include special offerings and exchange distributions pursuant to and in accordance with the rules of such exchanges, (2) in the over-the-counter market, (3) in transactions otherwise than on such exchanges or in the over-the-counter market, or in a combination of any such transactions or (4) through the writing of options. In connection with sales of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock and deliver common stock to close out such short positions, or loan or pledge common stock to broker-dealers that in turn may sell such securities. Such transactions may be effected by the selling securityholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling securityholders may effect such transactions by selling the common stock to or through broker-dealers and such broker-dealers will receive compensation in the form of discounts or commissions from the selling securityholders and may receive commissions from the purchasers of the common stock for whom they may act as agent (which discounts or commissions from the selling securityholders or such purchasers will not exceed those customary in the type of transactions involved).

Any broker-dealers that participate with the selling securityholders in the distribution of the common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions or discounts received by such broker-dealers and any profit on the resale of the common stock by such broker-dealers might be deemed to be underwriting discounts and commissions under such act.

Upon being notified by the selling securityholders that any material arrangement has been entered into with a broker or dealer for the sale of the common stock through a secondary distribution, or a purchase by a broker or dealer, a supplemented prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

•	The names of such broker-dealers;

•	The number of shares involved;

•	The price at which such shares are being sold;

•	The commission paid or the discounts or concessions allowed to such broker-dealer;

•	Where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and

•	Other facts material to the transaction.

Legal matters

The validity under Delaware law of our common stock offered hereby has been passed upon for us by Simpson Thacher & Bartlett, New York, New York. From time to time, Simpson Thacher & Bartlett represents Blackstone on various matters in the regular course of business. Certain partners of Simpson Thacher & Bartlett, members of their families, and related persons, have an indirect interest, through limited partnerships, in less than 1% of our common stock through a fund affiliated with Blackstone.

Experts

The audited consolidated financial statements of Sirius Satellite Radio Inc. appearing in Sirius Satellite Radio Inc.'s Annual Report on Form 10-K as of December 31, 2002 and for the year then ended have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of Sirius Satellite Radio Inc. appearing in Sirius Satellite Radio Inc.'s Annual Report on Form 10-K as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Section 11(a) of the Securities Act provides that if a registration statement at the time it becomes effective contains an untrue statement of a material fact, or omits a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proven that at the time of such acquisition such person knew of such untruth or omission) may assert a claim against, among others, an accountant who has consented to be named as having certified any part of the registration statement or as having prepared any report for use in connection with the registration statement.

On April 11, 2002, we dismissed Arthur Andersen LLP as our independent auditors and appointed Ernst & Young LLP. Prior to the date of this prospectus, the Arthur Andersen partner responsible for the audit of our most recent audited financial statements as of and for the year ended December 31, 2001 resigned from Arthur Andersen LLP. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this prospectus of its audit reports with respect to our consolidated financial statements as of December 31, 2001 and for each of the two years in the period ended December 31, 2001. Under these circumstances, Rule 437a under the Securities Act permits us to file this prospectus without a written consent from Arthur Andersen LLP. However, as a result, Arthur Andersen LLP will not have any liability under Section 11(a) of the Securities Act for any untrue statements of a material fact contained in the consolidated financial statements audited by Arthur Andersen LLP or any omissions of a material fact required to be stated therein. Accordingly, you will be unable to assert a claim against Arthur Andersen LLP under Section 11(a) of the Securities Act because it has not consented to the incorporation by reference of its previously issued report into this prospectus.

Incorporation by reference

The SEC allows us to “incorporate by reference” in this prospectus other information we file with it, which means that we can disclose important information to you by referring you to those documents. This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. The information we file later with the SEC will automatically update and supersede the information included in and incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act.

1. Our Annual Report on Form 10-K for the year ended December 31, 2002.
2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.
3. Our Current Reports on Form 8-K dated March 31, 2003 and May 14, 2003.
4. The description of our common stock contained in our Registration Statement on Form 8-A filed pursuant to Section 12(b) of the Exchange Act.

We have filed each of these documents with the SEC and they are available from the SEC's internet site and public reference rooms described under “Where You May Find Additional Information About Us.” You may also request a copy of these filings, at no cost, by writing or calling us at the following address or telephone number:

Patrick L. Donnelly
Executive Vice President, General Counsel and Secretary
Sirius Satellite Radio Inc.
1221 Avenue of the Americas, 36th floor
New York, New York 10020
(212) 584-5100

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information.

Where you may find additional information about us

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of these reports, statements or other information at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 or at its regional offices. You can request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's internet site at http://www.sec.gov.